CONSULTING AGREEMENT

Made and entered this 2nd day of August, 2005

Between:

Astris Energi Inc., with offices at 2175-6 Dunwin Drive Mississauga, Ontario L5L 1X2 Canada
 (Hereinafter the “Client” or “Company”)
ON ONE PART;
and:
New Century Capital Consultants, Inc., with offices at 1 Great Neck Rd. Great Neck, NY 11021
  (Hereinafter: The “Consultant")
ON THE SECOND PART;

WHEREAS, the Company requires consulting, advice, and expertise;

WHEREAS, the Consultant has experience in the respective areas that will be of benefit to the Company in its on going business, plans and goals;

WHEREAS, the Client therefore desires to retain the Consultant to make introductions and to give general advice concerning business development. (Hereinafter: "Services");

WHEREAS, the Consultant has agreed to provide the Services to the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
CONSULTANT'S AGREEMENT

SECTION 1.1 APPOINTMENT OF CONSULTANT. The Client hereby appoints the Consultant to perform the Services for the benefit of the Company and the Client hereby authorizes the Consultant to exercise such powers as provided under this Agreement. The Consultant accepts such appointment on the terms and conditions herein set forth and agrees to provide the Services.

SECTION 1.2 PERFORMANCE OF AGREEMENT. During the term of this Agreement, the Consultant shall devote sufficient time, attention, and ability to the Company, and to any affiliate or successor company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement. Nothing contained herein shall be deemed to require the Consultant to devote his exclusive time, attention and ability to the business of the Company. During the term of this Agreement, the Consultant shall, and shall cause each of his agents assigned to performance of the Services on behalf of the Consultant, to:

a) At all times perform the Services faithfully, diligently, to the best of his abilities and in the best interests of the Company;

b) Devote such of his time, labor and attention to the business of the Company as is necessary for the proper performance of the Services hereunder.

SECTION 1.3 AUTHORITY OF CONSULTANT. The Consultant shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized by the Company.

SECTION 1.4 INDEPENDENT CONSULTANT. In performing the Services, the Consultant shall be an independent contractor and not an employee or agent of the Company, or Client except that the Consultant shall be the agent of the Company solely in circumstances where the Consultant must be the agent to carry out his obligations as set forth in this Agreement.

Nothing in this Agreement shall be deemed to require the Consultant to provide the Services exclusively to the Company and the Consultant hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers on the Consultant’s behalf and the Consultant or any of his agents shall not be entitled to the fringe benefits required by law and provided by the Company to its employees.

ARTICLE 2
CLIENTS AGREEMENTS

SECTION 2.1 COMPENSATION OF CONSULTANT. In consideration for the performance of services to be rendered by Consultant for the benefit of the Company and in consideration for the services rendered hereunder, the Client hereby agrees to pay Consultant as follows;

The Company shall grant to the Consultant Warrants (the “Warrants”); to purchase up to 3,000,000 shares of the common stock of the Company as follows:

-	Warrant to purchase 1,000,000 shares at an exercise price of .20¢ per share within 30 days of this Agreement;
-	Warrant to purchase 1,000,000 shares at an exercise price of .50¢ per share within 90 days of this Agreement;
-	Warrant to purchase 1,000,000 shares at an exercise price of .25¢ per share within two (2) years of this Agreement

The Company will, to the extent necessary to permit the sale of such shares, grant “piggy back” registration rights to include all shares of the Common Stock issueable upon exercise of the Warrants in its registration statement filed by the Company under the Securities Act of 1933, or cause such registration statement to be amended to include all shares of Common Stock issuable upon exercise of the Warrants, which in either case should be no longer than 30 days after execution of this Agreement.

ARTICLE 3
TERM

SECTION 3.1 EFFECTIVE DATE. This Agreement shall become effective on August 2, 2005 (the "Effective Date"), and shall continue for a period of twelve (12) months from the Effective Date or until Terminated pursuant to the terms of this Agreement ("Term").

ARTICLE 4
CONFIDENTIALITY

SECTION 4.1 CONFIDENTIALITY. The Consultant shall not, except as authorized or required by his duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to his knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company's business or may be likely so to do.

This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge, which may come into the public domain.

The Consultant shall comply, and shall cause his agents to comply, with such directions, as the Company shall make to ensure the safeguarding or confidentiality of all such information. The Company may require that any agent of the Consultant execute an agreement with the Company regarding the confidentiality of all such information.

SECTION 4.2 OTHER ACTIVITIES. The Consultant shall not be precluded from acting in a function similar to that contemplated under this Agreement for any other person, firm or company.

ARTICLE 5
MISCELLANEOUS

SECTION 5.1 WAIVER; CONSENTS. No consent, approval or waiver, express or implied, by either party hereto, to or of any breach of default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

SECTION 5.2 TERMINATION. Either party may terminate this Agreement in writing. This agreement may be terminated for any reason, with 30 days prior written notice.

SECTION 5.3 GOVERNING LAW; JURISDICTION. This Agreement and all matters arising thereunder shall be governed by the laws of the Province of Ontario applicable therein without giving effect to the rules respecting conflict of law, and the parties hereby irrevocably submit to the exclusive Jurisdiction of the courts in Toronto, Ontario in respect of any dispute or matter arising out of, or in connection with, this Agreement.

SECTION 5.4 BINDING EFFECT; ASSIGNMENT. This Agreement and all of its provisions, rights and obligation shall be binding and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned by any party except with the written consent of the other party hereto provided however that any benefit and Compensation provided herein may be assigned without the consent of the other party hereto.

SECTION 5.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

SECTION 5.6 SEVERABILITY. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included therein.

SECTION 5.7 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

SECTION 5.8 FURTHER ASSURANCES. The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

SECTION 5.9 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Astris Energi Inc.,		New Century Capital Consultants, Inc.

By /s/ Anthony Durkacz	By	/s/ Stephen Apolant
Stephen Apolant, President
Title VP Finance